EXHIBIT 99.1

PRESS RELEASE

Spectrum Brands, Inc. Announces Expiration

of Exchange Offer for 7 3/8% Senior Subordinated Notes

July 25, 2005

ATLANTA, Georgia — Spectrum Brands, Inc. (NYSE:SPC) today announced that its offer to exchange up to $700,000,000 aggregate principal amount of its registered 7 3/8% Senior Subordinated Notes due 2015 for like principal amount of its unregistered 7 3/8% Senior Subordinated Notes due 2015, expired on July 22, 2005. At the time of the expiration, subject to confirmation of tenders sent via the Guaranteed Delivery Procedures, $699,035,000 aggregate principal amount of the old notes had been tendered in the exchange offer.

Holders with questions about the exchange offer may contact the exchange agent at:

U.S. Bank National Association

60 Livingston Avenue

Saint Paul, Minnesota 55107

Telephone: (800) 934-6802

Spectrum Brands, Inc. has filed a registration statement on Form S-4 and a prospectus relating to the exchange offer with the Securities and Exchange Commission (SEC) and has filed other documents with the SEC which contain important information, all of which the noteholders are urged to read. These and other documents relating to the exchange offer may be obtained for free at the SEC’s Web site, www.sec.gov, or from Spectrum Brands, Inc. by directing such request in writing to: Spectrum Brands, Inc., Six Concourse Parkway, Suite 3300, Atlanta, Georgia, 30328, Attention: Nancy O’Donnell, Vice President, Investor Relations. This communication is neither an offer to exchange nor a solicitation of an offer to exchange any securities.

Spectrum Brands (formerly Rayovac Corporation) is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insecticides, personal care products and portable lighting. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates approximately $2.8 billion in annualized revenues and has approximately 10,000 employees worldwide. The company’s stock trades on the New York Stock Exchange under the symbol SPC.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) the company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and (5) various other factors, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K and quarterly reports on Form 10-Q, respectively.